Letterhead of
Hillis, Clark, Martin &
Peterson, P.S.

October 9, 2001

Cascade Natural Gas Corporation
222 Fairview Avenue North
Seattle, WA 98109

Ladies and Gentlemen:

    We have acted as counsel to Cascade Natural Gas Corporation, a Washington corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3, Registration No. 333-69516 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended ("Securities Act"), relating to the offer and sale by the Company of up to $150,000,000 of (i) common stock, $1.00 par value per share, of the Company (the "Common Stock"); (ii) preferred stock, $1.00 par value per share, of the Company (the "Preferred Stock"); and (iii) debt securities of the Company (the "Debt Securities"). The Debt Securities are to be issued and sold under the provisions of an Indenture between the Company and The Bank of New York, as trustee (the "Trustee"), dated as of August 1, 1992, as supplemented (the "Indenture"). The Common Stock, Preferred Stock and Debt Securities are collectively referred to herein as "the Securities."

    The Securities may be offered and sold by the Company from time to time pursuant to Rule 415 under the Securities Act as set forth in the "base" prospectus which forms a part of the Registration Statement, in amounts, at prices and on terms to be determined by the Company at the time of offering as set forth in one or more prospectus supplements.

    In connection with this opinion letter, we have examined such documents, certificates or records, and have made such investigation of law, as we have deemed necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

Cascade Natural Gas Corporation
October 9, 2001

    For purposes of this opinion letter, we have assumed that, at all relevant times:

    a.
    the Registration Statement, and any amendments thereto, will have been declared effective under the Securities Act and such effectiveness has not been terminated or rescinded;

    b.
    a prospectus supplement will have been prepared and filed with the Commission with respect to each offer and sale of Securities describing the Securities offered thereby;

    c.
    all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement;

    d.
    the terms of each of the Securities to be offered and sold, and the issuance and sale thereof, will have been established and authorized by all necessary corporate action of the Company, including, without limitation, the due reservation of any Common Stock or Preferred Stock for issuance, the due adoption and filing of a certificate of designation of rights and preferences with respect to any Preferred Stock, and the due adoption and execution of an officer's certificate under the Indenture with respect to any Debt Securities;

    e.
    with respect to any Debt Securities, the Indenture will remain in full force and effect, the Trustee will continue to be qualified to so act, and the Debt Securities will be issued under the Indenture as therein provided; and

    f.
    all necessary approvals from, or filings with, state public utilities commissions or similar regulatory authorities will have been obtained.

    Based on the foregoing and the other assumptions and qualifications stated herein, we are of the opinion that:

    1.
    When the Debt Securities shall have been duly executed, authenticated and delivered against payment therefor in accordance with the Indenture, the Debt Securities will be legal, valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally, to general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (whether considered in a proceeding in equity or at law), and to applicable law that holds certain waivers, releases, indemnifications, exculpations or charges to be contrary to public policy.

    2.
    When the Preferred Stock shall have been duly issued and delivered in accordance with the Company's Articles of Incorporation, Bylaws and applicable resolutions of its Board of Directors, and payment therefor shall have been received by the Company, such Preferred Stock will be validly issued, fully paid and nonassessable.

Cascade Natural Gas Corporation
October 9, 2001

    3.
    When the Common Stock shall have been duly issued and delivered in accordance with the Company's Articles of Incorporation, Bylaws and applicable resolutions of its Board of Directors, and payment therefor shall have been received by the Company, such Common Stock will be validly issued, fully paid and nonassessable.

    This opinion letter is limited to the current federal laws of the United States and the current internal laws of the State of Washington (without giving effect to any conflict of law principles thereof) and we have not considered, and express no opinion with respect to, the laws of any other jurisdiction. This opinion letter is given as of the date hereof, and we undertake no obligation to update this opinion letter or to advise you with respect to any facts or circumstances, or changes in law, that may come to our attention hereafter.

    We consent to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,
HILLIS CLARK MARTIN & PETERSON, P.S.

By	/s/ JOEL N. BODANSKY Joel N. Bodansky